[Cartoon's Identifying Graphic]

CARTOON ACQUISITION, INC.

Post Office Box 202
Wyoming, New York  14591-0202

Telephone and Telecopier (585) 495-9923

October 23, 2006



Randolph S. Hudson
President
MONTANA ACQUISITION CORPORATION
Post Office Box 202
Wyoming, New York  14591-0202

Subject: Termination of Office Sharing Agreement dated June 1, 2006

Dear Mr. Hudson:

     Please be advised that effective this date, Cartoon
Acquisition, Inc., a United States corporation, has terminated its sublease agreement with Margaret V.
Hopkins (the "Hopkins Rental"), for its month-to-month use of the office commonly located at 233 Alexander
Street, Second Floor, Rochester, New York (the
"Office").

     On or about June 1, 2006, Montana Acquisition
Corporation, a Delaware corporation ("Montana"), entered into an office sharing agreement (the "Use
Agreement") with Cartoon, which permitted Montana to occupy a portion of the Office in exchange for the payment of $250 per month to Cartoon, to be paid and to continue on a month-to-month basis from the date of the Use Agreement.

     However, as the result of Cartoon's termination of the Hopkins Rental, Cartoon, following October 31,
2006, will no longer be able to use the Office.
Consequently, Cartoon must notify you that its Use
Agreement with Montana, under the terms and conditions thereof, must be cancelled, to become effective on October 31, 2006.

Page 1

     Therefore, I ask that you remove any company property from the Office, cease using the Office for any purpose on October 31, 2006, and notify Mrs. Hopkins of your acknowledgment of Montana's receipt of this letter in due course following Montana's receipt hereof.

     Please understand that Montana has not paid Cartoon under the Use Agreement from the date of that agreement to-date, and that Cartoon will continue to bill Montana for the monthly fee and will reflect the balance due on its financial books and records as an account receivable from Montana to the date that such balance, including appropriate late charges, penalties, and interest are paid to Cartoon.

     If you have any questions, please contact Cartoon, in writing, to the address written first above.

Sincerely,

CARTOON ACQUISITION, INC.

/s/ Randolph S. Hudson

Randolph S. Hudson
President

cc:	Margaret V. Hopkins
	Michael T. Studer, CPA, P. C.

Enclosures,	Office Sharing Agreement dated June 1,
                2006
		Notification to Margaret V. Hopkins of
                Termination of Cartoon's Sublease